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                                                               Exhibit (d)(12)

[REXALL LOGO]                                    6111 Broken Sound Parkway NW
                                                 Boca Raton, FL 88487
                                                 (662) 341-8400
                                                 Fax (561) 999-4716

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                                       March 22, 2000


VIA FACSIMILE


Koninklijke (Royal) Numico N.V.
P.O. Box 1
2700 MA Zoetermeer
The Netherlands
Attn: Johannes C.T. van der Wielen
      President and Chief Executive Officer


                           CONFIDENTIALITY AGREEMENT


Dear Hans:

In connection with your possible interest in the purchase of all of the outstanding shares for cash (the "Transaction") of Rexall Sundown, Inc. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source

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Koninklijke (Royal) Numico N.V.
March 22, 2000
Page 2

(other than us or our Representatives) which, to the best of your knowledge, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

Accordingly, you hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; PROVIDED, HOWEVER, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance, where permitted by law, that confidential treatment will be accorded the Information.

4. If you determine not to proceed with the Transaction, you will promptly inform the Company or Morgan Stanley & Co. Incorporated ("Morgan
     Stanley") of that decision and in that case, and at any time upon the request of the Company or any of our Representatives, you will promptly deliver to the Company at your own expense all copies of the written Information in your or your Representatives' possession; PROVIDED, HOWEVER, all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives shall, in lieu of being returned, be destroyed, and such


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Koninklijke (Royal) Numico N.V.
March 22, 2000
Page 3


     destruction shall be certified to the Company. Any oral Information will continue to be subject to the terms of this letter agreement.

5. You acknowledge that none of us, Morgan Stanley or its affiliates, our other Representatives, or any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. You agree that, for a period of eighteen (18) months from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of
     Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any material assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (v) publicly request the Company or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph; PROVIDED, HOWEVER, that the obligations set forth in this paragraph and in paragraph 2 of this Agreement shall terminate immediately upon the Company entering into or announcing a definitive agreement with a third party providing that (a) a merger pursuant to which the Company would cease to be a publicly-held company, (b) the acquisition of more than fifty percent (50%) of the common stock of the

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Koninklijke (Royal) Numico N.V.
March 22, 2000
Page 4


     Company, or (c) a sale of all or substantially all of the assets of the Company. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

8. You agree that, for a period of two (2) years from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any executive employee of the Company or any of its subsidiaries; PROVIDED, HOWEVER, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.

9. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise; PROVIDED, HOWEVER, if we decide not to proceed with the Transaction we will promptly inform you of that decision.

10. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree the Company may seek the granting of injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by you or by your Representatives, then you will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation; provided, however, if a court of competent jurisdiction determines in a final nonappealable order that this letter agreement has not been breached by you or by your Representatives, then we will reimburse you for your costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

11. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof


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Koninklijke (Royal) Numico N.V.
March 22, 2000
Page 5


     preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. This letter agreement will be governed by and construed in accordance with the laws of the State of Florida applicable to contracts between residents of that State and executed in and to be performed in that State.

13. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

14. This Agreement shall terminate and have no further effect upon the fifth anniversary hereof.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.


                                       Very truly yours,

                                       REXALL SUNDOWN, INC.

                                       By: /s/ Geary Cotton
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                                       Name: Geary Cotton

                                       Title: Chief Financial Officer

Accepted and Agreed as of the date
first written above:


KONINKLIJKE (ROYAL) NUMICO N.V.

By: /s/ J.C.T. van der Wielen
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Name: J.C.T. van der Wielen
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Title: President and CEO
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